Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-28483, Form S-8 No. 333-90353, Form S-8 No. 333-54786, Form S-8 No. 333-54784, Form S-8 No. 333-108838, Form S-8 No. 135679, Form S-3 No. 333-99067, Form S-3 No. 333-99063, Form S-3 No. 333-95487, Form S-3 No. 333-111174, Form S-3 No. 333-110939, Form S-3 No. 333-86654, Form S-3 No. 333-122456, Form S-3 No. 333-119469, Form S-3 No. 333-124922, Form S-3 No. 333-136344, Form S-3 No. 333-137225, and Form S-4 No. 333-135569) of HCP, Inc. and in the related Prospectus and Prospectus Supplements of our report dated April 27, 2007 relating to the financial statements of Slough Estates USA Inc., which appears in the Current Report on Form 8-K/A of HCP, Inc. dated September 24, 2007.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
September 24, 2007